Exhibit 10.43

Schlotzsky’s, Inc. 203 Colorado Street Austin, TX  78701

BORROWER’S NAME AND ADDRESS

“I” includes each borrower above, jointly and	American Bank of Commerce 522 Congress Ave., Suite 100

Austin, TX  78701

LENDER’S NAME AND ADDRESS

“You” means the lender, its successors and assigns	Loan Number 403409 Date 03/27/03 Maturity Date 06/25/03 Loan Amount $ 150,000.00 Renewal Of

For value received, I promised to pay to you, or your order, at your address listed above the PRINCIPAL sum of             One

hundred fifty thousand & no/100                                                                                                        Dollars $  $150,000.00

☒  Single Advance:  I will receive all of this principal sum on  03/27/03.  No additional advances are contemplated under this note.

☐  Multiple Advance: The principal sum shown above is the maximum amount of principal I can borrow under this note. On                                             I will receive the amount of $                                      and future principal advances are contemplated.

Conditions:  The conditions for future advances are

☐  Open End Credit: You and I agree that I may borrow up to the maximum principal sum more than one time.  This feature is subject to all other conditions and expires on

☐  Closed End Credit:  You and I agree that I may borrow (subject to all other conditions) up to the maximum principal sum only one time.

INTEREST: I agree to pay interest on the outstanding principal balance from March 27, 2003 at the rate of 5.2000% per year until June 25, 2003

☐ Variable Rate: This rate may change as stated below.

☐ Index Rate: The future rate will be                                              the following index rate

☐ Ceiling Rate: The interest rate ceiling for this note is the        ceiling rate announced by the Credit Commissioner from time to time.

☐ Frequency and Timing: The rate on this note may change as often as

A change in the interest rate will take effect

☐  Limitations: During the term of this loan, the applicable annual interest rate will not be more than                              % or less than                              %.  The rate may not change more than                                       % each

Effect of Variable Rate: A change in the interest rate will have the following effect on the payments:

☐ The amount of each scheduled payment will change.                 ☐ The amount of the final payment will change.

☐

ACCRUAL METHOD: Interest will be calculated on a Actual/360 basis.

POST MATURITY RATE: I agree to pay interest on the unpaid balance of this note owing after maturity, and until paid in full, as stated below:

☐  on the same fixed or variable rate basis in effect before maturity (as indicated above).

☒ at a rate equal to 24.000%

☐ LATE CHARGE: If a payment is made more than              days after it is due, I agree to pay a late charge of                           .

☒ ADDITIONAL CHARGES: In addition to interest, I agree to pay the following charges which ☐ are ☒ are not included in the

principal amount above:   $25.00 NSF FEE FOR EACH PAYMENT RETURNED UNPAID.

PAYMENTS:  I agree to pay this note as follows:

☒ Interest: I agree to pay accrued interest       On Demand, But If No Demand Is Made Then;                                                              At Maturity – June 25, 2003

☒ Principal: I agree to pay the principal       On Demand, But If No Demand is Made Then;

                                                                                At Maturity – June 25, 2003

☐  Installments: I agree to pay this note in             payments.  The first payment will be in the amount of $

and will be due                                                  . A payment of $                                              will be due

                                                                                                                       thereafter.  The final payment of the entire

unpaid balance of principal and interest will be due

PURPOSE:  The purpose of this loan is Short term working capital

ADDITIONAL TERMS:

SECURITY

SECURITY INTEREST:  I give you a security interest in all of the Property described below that I own or have a sufficient rights in which to transfer an interest, now or in the future, wherever the Property is or will be located, and all proceeds and products of the Property.  “Property” includes all parts, accessories, repairs, replacements, improvements, and accessions to the Property.  “Proceeds” includes anything acquired upon the sale, lease, license, exchange, or other disposition of the Property; any rights and claims arising from the Property; and any collections and distributions on account of the Property.

☐            Accounts and Other Rights to Payment: All rights to payment, whether or not earned by performance, including, but not limited to, payment for property or services sold, leased, rented, licensed, or assigned.  This includes any rights and interests (including all liens) which I have by law or agreement against any account debtor or obligor.

☐            Inventory:  All inventory held for ultimate sale or lease, or which has been or will be supplied under contracts of service, or which are raw materials, work in process, or materials used or consumed in my business.

☐            Equipment: All equipment including, but not limited to, machinery, vehicles, furniture, fixtures, manufacturing equipment, farm machinery and equipment, shop equipment, office and record keeping equipment, parts and tools.  The Property includes any equipment described in a list or schedule I give to you, but such a list is not necessary to create a valid security interest in all of my equipment.

☐            Instruments and Chattel Paper:  All instruments, including negotiable instruments and promissory notes and any other writings or records that evidence the right to payment of a monetary obligation, and tangible and electronic chattel paper.

UNIVERSAL NOTE AND SECURITY AGREEMENT

☐            General Intangibles: All general intangibles including, but not limited to tax refunds, patents and application for patents, copyrights, trademarks, trade secrets, goodwill, trade names, customer lists, permits and franchises, payment intangibles, computer programs and all supporting information provided in connection with a transaction relating to computer programs, and the right to use my name.

☐            Documents: All documents of title including, but not limited to, bills of lading, dock warrants and receipts, and warehouse receipts.

☐            Farm Products and Supplies: All farm products including, but not limited to, all poultry and livestock and their young, along with their produce, products, and replacements; all crops, annual or perennial, and all products of the crops; and all feed, seed, fertilizer, medicines, and other supplies used or produced in my farming operations.

☐            Government Payments and Programs: All payments, accounts, general intangibles, and benefits including, but not limited to payments in kind, deficiency payments, letters of entitlement, warehouse receipts, storage payments, emergency assistance and diversion payments, production flexibility contracts, and conservation reserve payments under any preexisting, current, or future federal or state government program.

☐            Investment Property:  All investment property, including, but not limited to, certificated securities, uncertificated securities, securities entitlements, securities accounts, commodity contracts, commodity accounts, and financial assets.

☒             Deposit Accounts: All deposit accounts including, but not limited to, demand, time, savings, passbook, and similar accounts.

☒             Specific Property Description: The Property includes, but is not limited by, the following:

American Bank of Commerce Certificate of Deposit #154427

In the name of Jeffrey J. Wooley, in the amount of $150,000.00 and any renewals and extensions thereof.

If this agreement covers timber to be cut, enter real estate description and record owner information:

The Property will be used for a ☐ personal                    ☒ business             ☐ agricultural             ☐                            purpose.

Borrower/Owner State of organization/registration (if applicable) TEXAS

ADDITIONAL TERMS OF THE SECURITY AGREEMENT

GENERALLY – This agreement secures this note and any other debt I have with you, now or later.  However, it will not secure other debts if you fail with respect to such other debts, to make any required disclosure about this security agreement or if you fail  to give any required notice of the right of rescission.  If property described in this agreement is located in another state, this agreement may also, in some circumstances, be governed by the law of the state in which the Property is located.

NAME AND LOCATION- My name indicated on page 1 is my exact legal name.  If I am an individual, my address is my principal residence. If I am not an individual, my address is the location of my chief executive offices or sole place of business.  If I am an entity organized and registered under state law, my address is located in the state in which I am registered, unless otherwise indicated on page 2.  I will provide verification of registration and location upon your request.  I will provide you with at least 30 days notice prior to any change in my name, address or state of organization or registration.

OWNERSHIP AND DUTIES TOWARD PROPERTY- I represent that I own all of the Property, or to the extent this is a purchase money security interest, I will acquire ownership of the Property with the proceeds of the loan.  I will defend it against any other claim.  Your claim to the Property is ahead of the claims of any other of the claims of other creditor.  I agree to do whatever you require to protect your security interest and to keep your claim in the Property ahead of the claims of other creditors.  I will not do anything to harm your position.  I will not use the Property for a purpose that will violate any laws or subject the Property to forfeiture or seizure.

I will keep books, records and accounts about the Property and my business in general.  I will let you examine these records at any reasonable time.  I will prepare any report or accounting you request, which deals with the Property.

I will keep the Property in my possession and will keep it in good repair and use it only for the purpose(s) described on page 3 of this agreement.  I will not change this specified use without your express written permission.  I represent that I am the original owner of the Property and, if I am not, that I have provided you with a list of prior owners of the Property.

I will keep the Property at my address listed on page 1 of this agreement, unless we agree I may keep it at another location. If the Property is to be used in another state, I will give you a list of those states.  I will not try to sell the Property unless it is inventory or I receive your written permission to do so.  If I sell the Property, I will have the payment made payable to the order of you and me.

You may demand immediate payment of the debt(s) if the debtor is not a natural person and without your prior written consent:  (1) a beneficial interest in the debtor is sold or transferred, or (2) there is a change in either the identity or number of members of a partnership, or (3) there is a change in ownership of more than 25 percent of the voting stock of a corporation.

I will pay all taxes and charges on the Property as they become due.  You have the right of reasonable access in order to inspect the Property.  I will immediately inform you of any loss or damage to the Property.

If I fail to perform any of my duties under the security agreement, or any mortgage, deed of trust, lien or other security interest, you may without notice to me perform the duties or cause them to be performed.   Your right to perform for me shall not create an obligation to perform and your failure to perform will not preclude you from exercising any of your other rights under the law of this security agreement.

PURCHASE MONEY SECURITY INTEREST – For the sole purpose of determining the extent of a purchase money security interest arising under this security agreement: (a) payments on any nonpurchase  money loan also secured by this agreement will not be deemed to apply to the Purchase Money Loan, and (b) payments on the Purchase Money Loan will be deemed to apply first to the nonpurchase money portion of the loan, if any, and then to the purchase money obligations in the order in which the items of collateral were acquired or if acquired at the same time, in the order selected by you.  No security interest will be terminated by application of this formula.  “Purchase Money Loan” means any loan the proceeds of which, in whole or in part, are used to acquire any collateral securing the loan and all extensions, renewals, consolidations and refinancing of such loan.

PAYMENT BY LENDER – You are authorized to pay, on my behalf, charges I am or may become obligated to pay to preserve or protect the secured property (such as property insurance premiums).   You may treat those payments as advances and add them to the unpaid principal under the note secured by this agreement or you may demand immediate payment of the amount advanced.

INSURANCE -  I agree to buy insurance on the Property against the risks and for the amounts you require and to furnish you continuing proof of coverage.  I will have the insurance company name you as loss payee on any such policy.  You may require added security if you agree that insurance proceeds may be used to repair or replace the Property.  I will buy insurance  from a firm licensed to do business in the state where you are located.  The firm will be reasonably acceptable to you.  The insurance will last until the Property is released from this agreement.  If I fail to buy or maintain the insurance (or fail to name you as loss payee) you may purchase it yourself.

WARRANTIES AND REPRESENTATIONS – If this agreement includes accounts, I will not settle any account for less than its full value without your written permission.  I will collect all accounts until you tell me otherwise.  I will keep the proceeds from all the accounts and any goods which are returned to me or which I take back in trust for you.  I will not mix them with any other property of mine.  I will deliver them to you at your request.  If you ask me to pay you the full price on any returned items or items retaken by myself, I will do so.  You may exercise my rights with respect to obligations of any account debtors, or other persons obligated on the Property, to pay or perform, and you may enforce any security interest that secures such obligations.

If this agreement covers inventory, I will not dispose of it except in my ordinary course of business at the fair market value for the Property, or at a minimum price established between you and me.

Any person who signs within this box does so to give you a security interest in the Property described on page 1 and this page.  This person does not promise to pay the note.  “I” as used in the security agreement will include the borrower and any person who signs within this box.

Date:

Signed

If this agreement covers farm products, I will provide you, at your request, a written list of the buyers, commission merchants or selling agents to or through whom I may sell my farm products.  In addition to those parties named on this written list, I authorize you to notify at your sole discretion any additional parties regarding your security interest in my farm products.  I remain subject to all applicable penalties for selling my farm products in violation of my agreement with you and the Food Security Act.  In this paragraph the terms farm products, buyers, commission merchants and selling agents have the meanings given to them in the Federal Food Security Act of 1985.

If this agreement covers chattel paper or instruments, either as original collatoral or proceeds of the Property, I will note your interest on the face of the chattel paper or instruments.

DEFAULT – I will be in default on this security agreement if I am in default on any note this agreement secures or if I fail to keep any promise contained in the terms of this agreement.  Default shall also exist if any loan proceeds are used for a purpose that will contribute to excessive erosion of highly erodible land or in the conversion of wetlands to produce an agricultural commodity, as further explained in 7 CFR Part 1940, Subpart G, Exhibit M.

REMEDIES- If I default, you have all of the rights and remedies provided in the note and under the Uniform Commercial Code.  You may require me to make the secured property available to you at a place which is reasonably convenient.  You may take possession of the secured property and sell it as provided by law.  The proceeds will be applied first to your expenses and then to the debt.  I agree that 10 days written notice sent to my last known address by first class mail will be reasonable notice under the Uniform Commercial Code.  My current address is on page 1.

PERFECTION OF SECURITY INTEREST- I authorize you to file a financing statement covering the Property, I will comply with, facilitate, and otherwise assist you in connection with obtaining possession of or control over the Property for purposes of perfecting your security interest under the Uniform Commercial Code.

ADDITIONAL TERMS OF THE NOTE

DEFINITIONS-As used on pages 1 and 2, “☒ “ means the terms that apply to this loan.  “I,” “me” or “my” means each Borrower who signs this note, and each other person or legal entity (including guarantors, endorsors, and sureties) who agrees to pay this note (together referred to as “us”).  “You” or “your” means the Lender and its successors and assigns.

APPLICABLE LAW – The law of the state of Texas will govern this agreement.  Any term of this agreement which is contrary to applicable law will not be effective unless the law permits you and me to agree to such a variation.  If an provision of this agreement cannot be enforced according to its terms, this fact will not affect the enforceability of the remainder of this agreement.  No modification of this agreement may be made without your express written consent.  Time is of the essence in this agreement.

PAYMENTS – Each payment I make on this note will first reduce the amount I owe you for charges which are neither interest nor principal.  The remainder of each payment will then reduce accrued and unpaid interest, and then unpaid principal.  If you and I agree to a different application of payments, we will describe our agreement on this note.  I may prepay a part of, or the entire balance of this loan without penalty, unless we specify to the contrary on this note.  Any partial prepayment will not excuse or reduce any later scheduled payment until this note is paid in full (unless, when I make the prepayment, you and I agree in writing to the contrary).

INTEREST – Interest accrues on the principal remaining unpaid from time to time, until paid in full.  If I receive the principal in more than one advance, each advance will start to earn interest only when I receive the advance.  The interest rate in effect on this note at any given time will apply to the entire principal sum outstanding at that time.  Notwithstanding anything to the contrary, I do not agree to pay and you do not intend to charge any rate of interest that is higher than the maximum rate of interest you could charge under applicable law for the extension of credit that is agreed to in this note (either before or after maturity).  If any notice of interest accrual is sent and is in error, we mutually agree to correct it, and if you actually collect more interest than allowed by law and this agreement, you agree to refund it to me.

INDEX RATE – The index will serve only as a device for setting the interest rate on this note.  You do not guarantee by selecting this index, or the margin, that the interest rate on this note will be the same rate you charge on any other loans or class of loans you make to me or other borrowers.

POST MATURITY RATE – For purposes of deciding when the “Post Maturity Rate” (shown on page 1) applies, the term “maturity” means the date of the last scheduled payment indicated on page 1 of this note or the date you accelerate payment on the note, whichever is earlier.

SINGLE ADVANCE LOANS – If this is a single advance loan, you and I expect that you will make only one advance of principal.  However, you may add other amounts to the principal if you make any payments described in the “PAYMENTS BY LENDER” paragraph on page 2.

MULTIPLE ADVANCE LOANS – If this is a multiple advance loan, you and I expect that you will make more than one advance of principal.  If this is closed and credit, repaying a part of the principal will not entitle me to additional credit.

SET-OFF – I agree that you may set off any amount due and payable under this note against any right I have to receive money from you.

“Right to receive money from you” means:

(1)                        any deposit account balance I have with you;

(2)                        any money owed to me on an item presented to you or in your possession for collection or exchange; and

(3)                        any repurchase  agreement or other non-deposit obligation.

“Any amount due and payable under this note” means the total amount of which you are entitled to demand payment under the terms of this note at the time you set off.  This total includes any balance the due date for which you properly accelerate under this note.

If my right to receive money from you is also owned by someone who has not agreed to pay this note, your right of set-off will apply to my interest in the obligation and to any other amounts I could withdraw on my sole request or endorsement.  Your right of set-off does not apply to an account or other obligation where my rights are only as a representative.  It also does not apply to any Individual Retirement Account or other tax deferred retirement account.

You will not be liable for the dishonor of any check when the dishonor occurs because you set off the debt against any of the accounts.  I agree to hold you harmless from any such claims arising as a result of your exercise of your right to set-off.

DEFAULT – I will be in default on this loan and any agreement securing this loan if any one or more of the following occurs:

(1)I fail to perform any obligation which I have undertaken in this note or any agreement securing this note; or

(2)You, in good faith, believe that the prospect of payment or the prospect of  my performance of any other obligations under the note or any agreement securing this note is impaired.

REMEDIES – If I am in default on this note, you have, but are not limited to, the following remedies:

(1)                        You may demand immediate payment of my debt  under this note (principal, accrued unpaid interest and other accrued charges).

(2)                        You may set off this debt against any right I have to the payment of money from you, subject to the terms of the “SET-OFF” paragraph herein.

(3)                        You may demand security, additional security, or additional parties to be obligated to pay this note as a condition for not using any other remedy.

(4)                        You  may refuse to make advances to me or allow purchases on credit by me.

(5)                        You may use any remedy you have under state or federal law.

(6)                        You may make use of any remedy given to you in any agreement securing this note.

By selecting any one or more of these remedies you do not give up your right to use later any other remedy.  By waiving your right to declare an event to be a default, you do not waive your right to consider later the event a default if it continues or happens again.

COLLECTION COSTS AND ATTORNEY’S FEES — I agree to pay all costs of collection, replevin or any other or similar type of cost if I am in default.  In addition, if you hire an attorney to collect this note, I also agree to pay any fee you incur with such attorney plus court costs (except where prohibited by law).  To the extent permitted by  the United States Bankruptcy Code, I also agree top ay the reasonable attorney’s fees and costs you incur to collect this debt as awarded by any court exercising jurisdiction under the Bankruptcy Code.

WAIVER – I give up my rights to require you to do certain things.  I will not require you to:

(1)                        demand payments of amounts due (presentment);

(2)                        obtain official certification of non-payment (protest);

(3)                        give notice that amounts due have not been paid (notice of dishonor);

(4)                        give notice of intent to accelerate; or

(5)                        give notice of acceleration.

I waive any defenses I have based on suretyship or impairment of collateral.

OBLIGATIONS INDEPENDENT. – I understand that I must pay this note even if someone else has also agreed to pay it (by, for example, signing this form or a separate guarantee or endorsement).  You may sue me alone, or anyone else who is obligated on this note, or any number of us together, to collect this note.  You may without notice release any party to this agreement without releasing any other party.  If you give up any of your rights, with or without notice, it will not affect my duty to pay this note.  Any extension of new credit to any of us, or renewal of this note by all or less than all of us will not release me from my duty to pay it.  (Of course, you are entitled to only one payment in full.)  I agree that you may at our option extend this note or the debt represented by this note, or any portion of the note or debt, from time to time without limit to notice and for any term without affecting my liability for payment of the note.  I will not assign my obligation under this agreement without your prior written approval.

FINANCIAL INFORMATION – I agree to provide you, upon request, any financial statement or information you may deem necessary.  I warrant that the financial statements and information I provide to you are or will be accurate, correct and complete.

THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT, ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

SIGNATURES:  I AGREE TO THE TERMS OF THIS NOTE AND SECURITY AGREEMENT (INCLUDING THOSE ON PAGES 1 AND 2).        I have received a copy of this note and security agreement on today’s date.

Schlotzsky’s, Inc.

/s/Jeffrey J. Wooley	/s/ Charlie Avant
Jeffrey J. Wooley, Senior Vice President	CHARLIE AVANT, VICE PRESIDENT